Exhibit 10.9

EXECUTION VERSION

Non-Employee Director Term Sheet

Set forth below are the key terms of the proposed arrangement concerning the service of the Director (as defined below) to the Board of Directors (the “Board”) of CEC Entertainment, Inc. (the “Company”). This term sheet constitutes the entire agreement between the parties hereto and is hereafter referred to as the “Agreement.”

Name:	Allen R. Weiss (“Director”).

Position:	Non-Employee Director.

Annual Fee:	Director shall be paid an advisory fee of $100,000 per year for services rendered to the Company.

Investment Equity:	Director shall invest $500,000 in the Company. Such investment (i) shall be in common stock of Holdings (“Common Stock”) that is economically equivalent to the securities acquired by AP VIII Queso Holdings L.P. (“Apollo”) and (ii) shall be made at a valuation equal to Apollo’s investment valuation (the “Investment Price”). The Investment Price evidences the current fair market value of the Common Stock and has not been discounted for lack of marketability, or other factors commonly associated with privately held stock.

Options:	An option plan will be created and options to acquire shares of Common Stock will be issued to directors and senior management of the Company, including Director. Director will be granted options (the “Options”) to purchase 0.50% of the shares of Common Stock on a fully diluted basis with an exercise price equal to fair market value on the date of grant based on the Investment Price (the “Exercise Price”). The Options shall have a maximum term of 10 years (the “Option Term”).

Vesting: The Options shall become vested and exercisable as follows, subject to Director’s continuous service through the relevant vesting dates:

• One third of the Options will vest and become exercisable in five equal installments on each of the first five anniversaries of the grant date (“Tranche A Options”).

•   One third of the Options will vest and become exercisable at such time as Apollo realizes at least (i) a 20% internal rate of return and (ii) a two times return on invested capital on its entire investment based on cash proceeds received by Apollo (“Tranche B Options”).

•   One third of the Options will vest and become exercisable at such time as Apollo realizes at least (i) a 25% internal rate of return and (ii) a three times return on invested capital on its entire investment based on cash proceeds received by Apollo (“Tranche C Options”).

Sale of the Company:

•   Any Tranche A Options that have not become vested at the time of a sale of the Company shall become vested and exercisable on the first anniversary of such sale of the Company, subject to Director’s continuous service through such date.

• Any Tranche B and Tranche C Options that have not become vested at the time of such sale of the Company shall be cancelled for no consideration.

•   Upon a sale of the Company, the Company may provide that some or all of the Options be automatically exercised on a cashless basis in connection with such sale of the Company and the holder thereof shall be entitled to receive the excess of (i) the per share consideration to be paid in connection with such sale of the Company transaction (whether in cash, stock, or otherwise) and (ii) the Exercise Price; provided that any Option for which the Exercise Price exceeds the amount in clause (i) may be cancelled for no consideration.

• Any transaction with an affiliate of Apollo will be carved out from the definition of sale of the Company.

Initial Public Offering: Upon an Initial Public Offering, the Options shall remain outstanding and continue to vest in accordance with their terms.

Shares of Common Stock to be received upon exercise of the Options shall, subject to the provisions of the shareholders agreement described below, be clear of any liens, unrestricted, transferable, and non-assessable.

Post-Termination Exercisability: Unvested Options shall be cancelled for no consideration upon a termination for any reason. Upon a termination for Cause (as defined in the Amended and Restated Consulting Agreement between Apollo Investment Consulting LLC and Director), all Options shall terminate, including vested Options.

To the extent the Options were vested and exercisable at the time of Director’s termination of service (other than a termination for Cause), the Options shall remain outstanding and exercisable during the following post-termination periods:

• Death/Disability: Earlier of (i) one year following such termination and (ii) the expiration of the Option Term.

• Other Terminations: Earlier of (i) 90 days following such termination and (ii) the expiration of the Option Term.

Shareholders Agreement:	Director will be party to a shareholders agreement and/or an investor rights agreement and option agreement providing for, among other things, tag along rights, drag-along rights, piggyback registration rights (subject to customary underwriter cutbacks in an initial public offering), and certain transfer restrictions.

Company Repurchase Right:

Prior to an initial public offering, if Director is removed from the Board for Cause, the Company shall have the right (but not the obligation) to repurchase any or all of Director’s Common Stock, including, without limitation, the Investment Equity and shares acquired upon exercise of Options, at the lesser of (i) Director’s original purchase price and (ii) the fair market value of such shares.

Prior to an initial public offering, if Director’s service terminates for any reason other than a removal for Cause, the Company shall have the right (but not the obligation) to repurchase any or all of Director’s Common Stock, including, without limitation, the Investment Equity and shares acquired upon exercise of Options, at the fair market value of such shares.

Confidentiality:	Unless required by law, the terms and conditions in the Agreement (and any successor services agreement) shall remain confidential.

Definitive Agreements:	The parties agree to negotiate in good faith and to enter into definitive agreements on terms consistent with this Agreement and in forms reasonably acceptable to the parties, which shall supersede any other services, employment, severance, change of control, or related agreements between the Company and Director.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS TERM SHEET AS LEGAL, INVESTMENT, OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR ADVISORS AS TO LEGAL, INVESTMENT, TAX, AND RELATED MATTERS CONCERNING AN INVESTMENT BY SUCH PROSPECTIVE INVESTORS IN THE COMPANY.

The Parties have executed this Agreement as of July 30, 2014.

CEC ENTERTAINMENT, INC.

By:	/s/ Lance Milken
Name: Lance Milken
Title: Director

DIRECTOR

/s/ Allen R. Weiss
Allen R. Weiss

[Signature Page to Weiss Director Term Sheet]